Exhibit 99.1

INVESTOR RELATIONS CONTACT:	Neal Fuller, 206-545-5537
MEDIA RELATIONS CONTACT:	Paul Hollie, 206-545-3048

SAFECO REPURCHASES 2.75 MILLION SHARES

SEATTLE – (July 25, 2005) – Safeco (NASDAQ: SAFC) today announced it has repurchased 2.75 million shares, or approximately 2.15 percent of its outstanding common stock, through an Accelerated Share Repurchase (ASR) program. The shares were purchased from a dealer (JP Morgan) at $54.50 per share, for a total cost of approximately $150 million.

Safeco also announced it executed a Rule 10b5-1 trading plan to purchase up to an additional $100 million of its outstanding common stock. A Rule 10b5-1 plan allows Safeco to repurchase its shares during periods when the company would normally not be active in the market because of its own internal trading windows.

“We continually look at our capital levels and our projections for growth and profitability in making our decisions regarding capital management,” said Mike McGavick, Safeco chairman and chief executive officer. “We are committed to returning excess capital to our shareholders. The current buyback program is consistent with this strategy, and it reflects Safeco’s sound profitability and excellent capitalization.”

On July 18, 2005, Safeco reported its intention to repurchase $150-$250 million of its common stock by the end of the year.

In connection with Safeco’s ASR program, the dealer will purchase shares in the market over time. The program is expected to be completed by year-end. At the conclusion of the program, Safeco will receive or pay a price adjustment based on the price of the shares purchased.

No trading activity has occurred in the public market related to these actions before issuance of this press release.

If both programs are fully executed, a total of approximately 3.65 million shares will remain available for repurchase under board-approved repurchase programs.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners, and owners of small- and medium-sized businesses through a national network of independent distribution partners. More information about Safeco can be found at www.safeco.com.

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